DEALER AGREEMENT

Between

XZERES WIND CORP.

and

[DEALER]

Dated      , 20

TABLE OF CONTENTS

1	Definitions	1
2	Appointment	3
3	Dealer Sales and Product Support	3
4	Dealer Orders and Capitalization	6
5	Term and Effectiveness of Agreement	6
6	Prices and Terms of Sale	7
7	Direct Sales	7
8	Company Consulting and Training Services.	7
9	Information Exchange and Dealer Systems	7
10	Authorized Software	8
11	Dealer Reports.	8
12	Authorized Sources of Supply	8
13	Company Trademarks	9
14	Use of Company IP	10
15	Advertising Compliance	11
16	Warranty	11
17	Company Business Changes	12
18	Bodily Injury and Property Damage	13
19	Position of Dealer	13
20	Legal Compliance	13
21	Force Majeure	14
22	Termination	14
23	Claims Relating to Termination	15
24	Termination and Post‑Termination Obligations	15
25	Confidentiality	16
26	Assignment	17
27	Entire Agreement	17
28	Dispute Resolution	18
29	Notices	18
30	Amendments	19
31	Miscellaneous	19

EXHIBITS

Exhibit A	Products
Exhibit B	Dealer Minimum System Purchase
Exhibit C	Installation Qualification Checklist
Exhibit D	Annual Maintenance Checklist
Exhibit E	Consulting and Training Services
Exhibit F	Warranty Terms and Conditions
Exhibit G	Addendum

DEALER AGREEMENT

XZERES Wind Corp.
a Nevada corporation
9025 SW Hillman Court
Building 31, Suite 3126
Wilsonville, Oregon 97070
Fax: (503) 212-0109
E-mail: sales@xzeres.com (“XZERES” or “the Company”)

[Dealer's state of formation and type of entity]
[Dealer's address]
Fax:
E-mail:       (“Dealer”)

The Company and Dealer hereby enter into this Dealer Agreement.  This Dealer Agreement includes and incorporates by reference the Exhibits to this Dealer Agreement and the “Procedures” as defined below (collectively, the “Agreement”). The “Effective Date” of this Agreement is      , 20  .  The “Expiration Date” of this Agreement is December 31, 2011.

AGREEMENT

1.           Definitions.  Terms used in this Agreement with initial capital letters shall have the meanings set forth below:

1.1           “Affiliate” means an entity the ownership of which the Company controls, or which is under common control with, the Company.

1.2           “Agreement” has the meaning given in the Introduction.

1.3           “Approved Parts” means spare parts, components, equipment, and accessories for use in connection with Turbines and Towers, including parts manufactured by or on behalf of the Company and parts manufactured by third parties which the Company has approved for use in or service of Turbines and Towers.

1.4           “Authorized Software” has the meaning given in Section 10.1.

1.5           “Bodily Injury and Property Damage Loss(es)” means all expense, liability, and loss arising from injury to persons or damage to property caused by Products, but specifically excluding any special or consequential expense, liability, or loss, except those which cannot be excluded under applicable law.

1.6           “Company Information” has the meaning given in Section 25.1.

1.7           “Company IP” means any and all patents, trademarks (including the Trademarks), designs, copyrights, trade secrets, and other proprietary information (including software), whether technical or business related, including registrations for and applications to register any of the foregoing, which are incorporated or used in or with Products or which are owned or licensed by the Company for use with the Products and furnished to Dealer pursuant to this Agreement or otherwise made available to Dealer by the Company.

1.8           “Cure Period” has the meaning given in Section 22.1.

1.9           “Dealer” means the dealer executing this Agreement together with its permitted successors and assigns.

1.10           “Dealer Portal” means a dedicated, password-protected portion of the Company’s Internet website reserved for the exclusive use of the Company’s dealers, containing proprietary information such as policies, procedures, pricing, terms and conditions of sale, and other materials for use by the Company’s dealers.

1.11           “Default” means a breach of this Agreement or the Procedures that is not cured within the applicable cure period if any cure period is provided.

1.12           “Effective Date” has the meaning given in the Introduction.

1.13           “End-User” means a customer acquiring, or that has previously acquired, a Product for its own use and not for resale.

1.14           “Expiration Date” has the meaning given in the Introduction.

1.15           “Fastener Kit” means an assembly of spare parts, fasteners and commonly used installation and repair items determined by the Company to be necessary for timely installation and repair of Systems, the contents of which are posted on the Dealer Portal.  The Company reserves the right to revise the required content of the Fastener Kit from time to time according to its judgment of business requirements.

1.16           “Force Majeure Event” has the meaning given in Section 21.

1.17           “Governing Agreements” has the meaning given in Section 23.1

1.18           “Internet/Electronic Rights” has the meaning given in Section 13.4.

1.19           “Party” or “Parties” means the Company and/or Dealer.

1.20           “Permitted Uses” has the meaning given in Section 13.2.

1.21           “Procedures” means the written policies and procedures provided and amended by the Company from time to time for the sale and service of Products to Dealer under this Agreement and for using and displaying the Trademarks.  The Procedures may be furnished to Dealer in hard copy or by means of the Dealer Portal.

1.22           “Prohibited Uses” has the meaning given in Section 13.3.

1.23           “Products” means Turbines, Towers, associated system components such as voltage clamps, inverters and charge controls, lightning protection systems, and Approved Parts, as may be modified from time to time by the Company by Notice to Dealer.  The Company may make available additional products for sale to Dealer from time to time, such as components and electronics, which if made available to Dealer shall be included in “Products.”

1.24           “System” means a Turbine, Tower, inverter (for grid-connected Turbines), and associated power electronics.  Turbines, Towers, and other components may only be combined in a System in a manner authorized and approved by the Company; provided that Dealer shall additionally ensure that all System combinations are appropriate for local conditions and comply with all applicable regulatory requirements.  The Company will provide information on Company-approved System combinations through the Dealer Portal.

1.25           “Term” has the meaning given in Section 5.1.

1.26           “Termination Date” means the day upon which this Agreement expires or is terminated, regardless of how or why it is terminated.

1.27           “Towers” means the classes and categories of small wind turbine towers listed in Exhibit A, as may be modified from time to time by the Company by Notice to Dealer.

1.28           “Trademarks” means the trademarks, trade names, trade dress, and service marks owned or licensed by the Company, as designated from time to time by the Company, to identify the Products, the sale and service of such Products, and authorized dealers of such Products.

1.29           “Turbines” means the classes and categories of small wind turbines listed in Exhibit A, as may be modified from time to time by the Company by Notice to Dealer.

1.30           “Unauthorized Modification” means a modification or alteration of a Product which the Company neither made, ordered, nor approved or that was not performed in accordance with the Company’s policies.

1.31           “Warranty Terms and Conditions” means the written terms and conditions of the Company’s standard Limited Warranty and any optional extended warranty or protection plan provided by the Company for each Product, as set forth in the Procedures or otherwise published by the Company.

1.32           “XZERES” has the meaning given in the Introduction.

2.           Appointment.

2.1           Appointment by the Company.  Subject to the terms and conditions of this Agreement, the Company hereby appoints Dealer as a non-exclusive authorized dealer of the Products, to purchase Products from the Company, to resell the Products to End-Users, to install or manage the installation of the Products for End-Users, and to provide repair and maintenance services for the Products.

2.2           Acceptance by Dealer.  Dealer hereby accepts the foregoing appointment and undertakes, in accordance with the terms of this Agreement and the Procedures, to use its best efforts to distribute, market, and sell Products to End-Users and to provide warranty and service support for Products sold to End-Users.  Dealer agrees that it shall sell and service Products only to or on behalf of End-Users.

3.           Dealer Sales and Product Support.

3.1           Best Efforts and Business Ethics.  Dealer agrees to use its best efforts to maximize the sale of Products in the sales regions and industries in which Dealer participates.  Dealer shall regularly and frequently solicit potential End-Users in a systematic and business-like manner.  Dealer shall actively develop, preserve, and promote the goodwill and reputation of the Company, its goods and services, and shall exercise commercial good faith and honesty in its business dealings with the Company, End-Users, and other third parties.  Dealer agrees to contact all Company-originated sales leads within five business days after the relevant name and contact information is given to Dealer by the Company and promptly thereafter to give the Company written or e-mail confirmation that such contact has occurred.  Provided that the Company’s Products, pricing, and manufacturing lead times are competitive with other wind turbine brands sold by Dealer, the consistent sale of other manufacturers’ products to End-Users whose name and contact information were provided to Dealer by the Company shall constitute grounds for termination of this Agreement.

3.2           Dealer Sales and Support Organization.

(a)           Dealer shall establish and maintain an adequately capitalized siting, sales, installation, and after-sales support organization capable of meeting its obligations under this Agreement, including suitable, modern facilities, equipment, and transportation, and sufficient and properly trained personnel. Dealer shall establish and maintain a Product ordering process to ensure timely delivery of Products to End-Users (taking into account, among other things, the Company’s manufacturing lead times and Dealer’s need to demonstrate equipment and to provide prompt delivery and installation of Products to End-Users).  Dealer acknowledges that it is responsible for managing the payment and collection terms for sale of products by the Dealer to End-Users and that the Company shall look solely to Dealer for payment for Products ordered and purchased by Dealer from the Company.

(b)           Dealer agrees to order and pay in full for the minimum number of Systems during each of the time periods shown in Exhibit B.  Dealer shall maintain in stock at all times a minimum of two complete Fastener Kits.  Failure by the Dealer to order and pay for the number of Systems shown in Exhibit B or to maintain in stock two complete Fastener Kits shall not give rise to a claim for money damages by the Company against Dealer in the amount of the purchase price of such Products and Fastener Kits, but shall be considered a breach of a material obligation pursuant to Section 22.1 of this Agreement.

3.3           Marketing Information.  Dealer shall at all times during the Term maintain a functioning e-mail system and a website identifying Dealer as an authorized dealer of the Products.  The Company shall provide Product information to Dealer electronically and, to the extent reasonably requested by Dealer, in hard copy.  Dealer shall display the hard copy information at Dealer’s location, and Dealer’s website shall include the Product descriptions and information provided electronically by the Company together with Dealer’s contact information for use by End-Users.

3.4           Pre-Installation Dealer Support; Installation.  Dealer shall prepare or assist each prospective End-User in preparing:

(a)           a load analysis to evaluate the End-User’s energy needs and electricity consumption, including opportunities for energy efficiency;

(b)           a property site assessment to advise the End-User on the optimal location for installation of the Products on the End-User’s property;

(c)           a system design based on the End-User’s energy requirements and the site characteristics and that is National Electric Code (NEC) compliant; and

(d)           an Installation Qualification Checklist in the form attached as Exhibit C, as may be modified from time to time by the Company.  Dealer shall return to the Company a copy of each fully completed Installation Qualification Checklist, signed by Dealer and the End-User, within 30 days after completion of installation.

Dealer agrees to use the Installation Qualification Checklist to advise all End-Users on location, site assessment, and installation of the Products, and shall provide to each prospective End-User a written recommendation that all Products be installed by a professional who is licensed or qualified under applicable state or local laws and regulations.  Dealer shall indemnify and hold harmless the Company from and against any claims by End-Users that result from Dealer’s failure to comply with the terms of this Section 3.4.

3.5           Dealer Service Obligations; Requirement to Use Genuine Approved Parts.

(a)           Dealer shall provide prompt and efficient after-sales support and warranty service with respect to all Products sold by Dealer.  Dealer shall provide such after-sales support and warranty services in a manner that meets all reasonable expectations of End-Users of such Products.  The Company shall compensate Dealer for the warranty service that Dealer provides, as described in the Warranty Terms and Conditions, at the Company’s standard warranty reimbursement rates.  If Dealer determines from time to time that its employees do not have the technical capability to perform a type of repair, the Company will assist the Dealer in performing those repairs.  The Company shall either charge the End-User directly for this special assistance (if the service is not covered by warranty) or shall provide the special service assistance to the Dealer on terms to be determined between the Company and Dealer at that time.

(b)           Dealer recognizes that End-Users rely on the uniform quality of Approved Parts and that the Company stands behind Products with a limited warranty in reliance on Dealer’s commitment, by signing this Agreement, to use only genuine Approved Parts in connection with any warranty service performed on Turbines and Towers, as applicable.  Failure by Dealer to use an Approved Part to service any Turbine or Tower will void the applicable warranty.  As provided in Section 3.2, Dealer shall maintain in stock at all times a minimum of two complete Fastener Kits for the purpose of performing after-sales service for End-Users.

3.6           Periodic Maintenance.  As part of Dealer’s after-sales support service, Dealer agrees to follow the maintenance recommendations and procedures described in Exhibit D.  Dealer shall provide to each End-User a written recommendation that all service and maintenance be performed by a professional who is licensed or qualified under applicable state or local laws and regulations.  Dealer acknowledges that, as specified in the Warranty Terms and Conditions, each End-User is required to perform periodic maintenance of the Products in order to continue to receive the benefits of the Company’s warranty, and Dealer agrees to inform each End-User of that condition.

3.7           Dealer Training.

(a)           The Company shall provide in-person and web-based training sessions on at least a quarterly basis, which shall be open to the employees of all authorized Company dealers.  The Company may elect to offer additional dealer training at industry conferences or other locations as announced from time to time by the Company.  In connection with changes in the Products, the Procedures, or the Company’s business practices, the Company may in its sole discretion require Dealer to attend additional continuing education or training programs, which may be in on-line or webinar format.

(b)           Dealer shall ensure that at least one of its full-time employees (or employees comprising one FTE) receives training on the topics and areas described in “Required Dealer Training” (or similar title) on the Dealer Portal.  This training may be obtained from the Company or from any other qualified educational institution, workshop, symposium, or other technical training session.  The Company’s rates for training services are as listed in the Dealer Portal from time to time.

(c)           The Parties acknowledge that the North American Board of Certified Energy Practitioners (“NABCEP”) is in the process of developing a certification for practitioners who perform wind site assessments and who specify, install, and maintain wind energy systems and equipment.  By the later of September 30, 2011, or 60 days following availability of small wind practitioner certification through NABCEP, Dealer shall ensure that at least one of its full-time employees (or employees comprising one FTE) holds NABCEP small wind practitioner certification or substantially equivalent certification or experience, as reasonably determined by the Company.  When NABCEP certification becomes available, the Company may determine that NABCEP certification satisfies some or all of the training requirements set forth in Section 3.7(b).

3.8           Company Obligations.  The Company or its Affiliates shall:

(a)           Sell and deliver Products to Dealer in accordance with this Agreement and the Procedures;

(b)           Provide Dealer with the following, as determined by the Company: (i) technical, engineering, and sales advice; (ii) general sales and marketing information; and (iii) training programs to help Dealer meet its obligations to End-Users under this Agreement; and

(c)           Furnish Dealer with the following as determined by the Company: (i) catalogs, sales promotion, and advertising materials; (ii) information on Products; (iii) recommended stocking levels for Products; (iv) specifications, instructions, and procedures necessary to assist Dealer in servicing the Products and furnishing technical advice and assistance to End-Users; (v) advice regarding proper installation and service of Products; and (vi) copies of the following materials, as determined by the Company: Warranty Terms and Conditions, warnings, and safety alerts for Products.

4.           Dealer Orders and Capitalization.

4.1           Placement and Fulfillment of Orders.  In placing its orders for Products, Dealer shall take into consideration applicable manufacturing and delivery lead times as well as relevant forecasts.  The Company may specify the manner in which Dealer must place orders, and the terms and conditions of sale, in the Procedures.  The Company is entitled to decline any order for any reasonable cause.

4.2           Dealer Capitalization.  Dealer shall maintain sufficient capital and leverage ratios to enable it to perform its obligations under this Agreement and to develop its business.

4.3           Management and Supervision.  No provision of this Agreement entitles or obligates the Company to manage or supervise any aspect of Dealer’s business, including its personnel policies and its credit policies with individual End-Users.

5.           Term and Effectiveness of Agreement.

5.1           Term.  This Agreement shall commence on the Effective Date and shall expire on the Expiration Date, unless sooner terminated in accordance with its terms (the “Term”).  This Agreement shall only be renewed, or the Term extended, by mutual written agreement of the Parties.

5.2           Effectiveness.  Notwithstanding the foregoing, before this Agreement becomes effective, Dealer must obtain, at its own cost, any approvals and registrations required by the authorities and institutions in Dealer’s jurisdiction with respect to the operation of Dealer’s business and the permitting, installation, and servicing of Products.  If receipt of such approvals or registrations is delayed beyond the Effective Date, the commencement of this Agreement shall be delayed until the date upon which all such approvals and registrations are finally received.  If any required approval or registration is not received within six months after the Effective Date, this Agreement shall be null and void.

6.           Prices and Terms of Sale.

6.1           Dealer’s Purchase of Products.  The prices, payment terms, and other terms and conditions of sale applicable to Dealer’s purchase of Products shall be, unless the Parties otherwise agree in writing, those established by the Company (as shown on the Company’s Dealer price list and the Company’s Terms and Conditions of Sale, as updated by the Company from time to time) and in effect on the date the Company receives the order from Dealer.  The Company’s Terms and Conditions of Sale are set forth in the Procedures.

6.2           Dealer’s Resale of Products.  This Agreement does not limit the Company’s right to engage in the following conduct, to the extent permitted by applicable federal and state law:

(a)           suggest minimum or maximum resale prices for Products;

(b)           engage in non-coercive discussion and persuasion to encourage adherence to suggested resale prices;

(c)           supply Dealer with advertising materials containing the Company’s suggested resale prices; or

(d)           condition promotional discounts that the Company may extend to Dealer on their being passed on to Dealer’s End-Users (provided, however, that Dealer shall not be required to participate in any such discount program or to sell Products below cost, and that Dealer shall be free to offer even greater discounts than those that the Company may offer pursuant to any such promotional program).

7.           Direct Sales.  The Company shall have the right without compensation to Dealer to sell Products directly to those customers designated from time to time by the Company as direct sale accounts.  Dealer acknowledges and agrees that Dealer may be asked by the End-User to perform service or other functions in connection with direct sale accounts, and that if Dealer agrees to perform such services, any warranty service will be compensated by the Company in accordance with the Warranty Terms and Conditions and the Procedures.  If Dealer fails to provide, or elects not to provide, service to a Company direct sale account or fails satisfactorily to perform such service, the Company, after Notice to Dealer, may use another authorized dealer or agent to service such Company direct sale account.

8.           Company Consulting and Training Services.  The Company may from time to time during the Term provide consulting and training services to its authorized dealers in the areas described in Exhibit E.  Compensation by Dealer to the Company for services shall be on terms agreed upon between the Company and Dealer, such as hourly or fixed fee rates plus expense reimbursement.  Consulting and training services offered by the Company to Dealer are completely optional, and Dealer is under no obligation at any time to request or receive such services from the Company.

9.           Information Exchange and Dealer Systems.

9.1           Information Exchange.  Exchange of information between the Parties is necessary for the effective sale and service of Products.  To develop and maintain such information exchange, the Company may establish in the Procedures such application systems standards and technical data communication standards as the Company in its sole discretion deems necessary or desirable for effective communication with the Company and promotion and sale of Products, and Dealer shall comply with such standards.  The Parties will observe all rules and regulations concerning access, authority, and confidentiality pertaining to the other Party’s data communication networks, computers, and application systems.

9.2           Dealer Systems.  Dealer shall provide and maintain its own computerized business system that is compatible with and can communicate with the Company’s network.  The Company shall not be liable for any losses incurred by Dealer in connection with Dealer’s computerized business system.

10.           Authorized Software.

10.1           Software License.  Dealer acknowledges that certain Products contain imbedded computer software and related technology (collectively, “Authorized Software”) in which the Company owns or licenses copyrights and/or other intellectual property rights.  During the Term of this Agreement, the Company grants Dealer a non-transferable, royalty-free license to use Authorized Software in object code form only.  The foregoing license is limited to the sale and service of any Product containing Authorized Software only in the manner authorized by the Company in writing.  Dealer acknowledges that the service and use of any Product containing Authorized Software requires a license from the Company.  This license shall continue until terminated in accordance with this Agreement, or for the useful life of the Product in which Authorized Software is imbedded or of which Authorized Software is an integral part, or for the useful life of Authorized Software, whichever is shorter.  Removal of Authorized Software from the Product for which it was obtained or authorized, service by any unauthorized person, use of Authorized Software on any Product other than that for which it was obtained or authorized, or any breach of this license by Dealer shall automatically terminate this license.

10.2           Company Enterprise Software.  To the extent that Dealer’s access to, and use of, the Dealer Portal utilizes or contains links to Company software programs or databases (whether owned or licensed by the Company), Dealer is granted a non-transferable, royalty-free license to use such software and databases only in the manner authorized by the Company in the terms and conditions of use of the Dealer Portal.  This license shall continue until terminated in accordance with this Agreement.

10.3           Indemnity.  The Company will defend, indemnify, and hold Dealer harmless from all loss, liability, and expense arising out of any claim that Authorized Software used in accordance with its documentation infringes any valid patent, copyright, trade secret, or other proprietary right of any third party which is enforceable in the geographic region in which Dealer operates.  If any Authorized Software becomes (or in the Company’s opinion is likely to become) subject to such a claim, Dealer will permit the Company, at its option and expense, to (a) procure for Dealer or Dealer’s End-Users the right to continue to use Authorized Software or (b) modify the allegedly infringing Authorized Software so that it becomes non-infringing.  This indemnification will not apply if Authorized Software is modified without the consent of the Company.

11.           Dealer Reports.  Dealer shall provide the Company from time to time with reports on such matters as the Company may reasonably request, including (a) information relating to sales of Products; (b) if the Warranty Information Form is not timely returned to the Company by the End-User, the name and address of the End-User, the address to which the Product was delivered, the date of delivery, the model or part number, and — if applicable — the serial number; and (c) Product sales forecasting.

12.           Authorized Sources of Supply.  Dealer shall purchase new Products and Approved Parts only from the Company, other authorized dealers of the Company, suppliers approved in advance and in writing by the Company, or as may be otherwise permitted in the Procedures, provided that Dealer may purchase Approved Parts from other sources in cases in which the Company is unable to deliver an Approved Part in accordance with the Company’s terms and conditions of delivery.

13.           Company Trademarks.

13.1           Trademark License.  Subject to and in accordance with the terms and conditions of this Agreement, the Company hereby grants Dealer a nonexclusive and nontransferable license to use and display the Trademarks solely with respect to the marketing and sale of the Products.  Dealer agrees to make only Permitted Uses of the Trademarks, as set forth in Section 13.2, and to refrain from engaging in Prohibited Uses of the Trademarks, as set forth in Section 13.3.  The Company has and retains the all right, title and interest in the Trademarks, the right to use the Trademarks itself in connection with selling Products and services, and to grant licenses for the Trademarks to other dealers and resellers.

13.2           Permitted Uses.  Dealer may, subject to the terms of this Agreement, engage in the following uses of the Trademarks (“Permitted Uses”):

(a)           use the Trademarks to identify and advertise its business in connection with the marketing, sale, and distribution of Products under the Trademarks;

(b)           use the Trademarks only in connection with the marketing, sale, distribution, and service of the Products for which the Company has authorized them to be used;

(c)           use the Trademarks to identify itself as an authorized dealer of Products; and

(d)           identify itself (and not the Company) as the owner of Dealer’s business in conjunction with any use of the Trademarks, including the use thereof on invoices, order forms, receipts, and business stationery, as well as at such other locations and in the manner as the Company may designate in the Procedures.

13.3           Prohibited Uses.  Dealer shall not engage in the following activities with respect to the Trademarks (“Prohibited Uses”):

(a)           use the Trademarks as part of its corporate or other legal name including any assumed business name without the express written consent of the Company;

(b)           sublicense or assign its right to use the Trademarks to any other entity;

(c)           use the Trademarks to incur any obligation or indebtedness on behalf of the Dealer or Company;

(d)           secure or attempt to secure, any Dealer indebtedness with the Trademarks or allow any form of restrictive covenant to be placed upon the Trademarks;

(e)           register or attempt to register, or obtain or attempt to obtain, any ownership interest in the Trademarks or contest the validity of the Company’s ownership of, or the Company’s right to use and to license others to use, the Trademarks; or

(f)           register, attempt to register, obtain any ownership in, or otherwise use any website, domain name, URL, Internet presence, or other electronic communications portal which contains, incorporates, or consists of the Trademarks or any of them (including but not limited to “XZERES,” “XZERES Wind,” “XZERES Wind Corp.,” “ARE,” or “A.R.E.”) without the Company’s express written consent.

13.4           Unauthorized Internet Registrations.  In the event that Dealer registers, attempts to register, obtains any ownership in, or otherwise uses any website, domain name, URL, Internet presence, or other electronic communications portal, including any copyright rights therein (collectively, “Internet/Electronic Rights”), in violation of this Agreement, in addition to any rights the Company may have under this Agreement, Dealer hereby acknowledges and agrees that any Internet/Electronic Rights shall be deemed to be property of the Company.  In the event that a court of competent jurisdiction determines that full ownership of the Internet/Electronic Rights is not automatically transferred to the Company pursuant to this Agreement, Dealer agrees to execute any documents deemed necessary by the Company to give effect to this provision.  The Company may condition approval of Dealer’s use of any such Internet/Electronic Rights on the transfer to the Company of any and all ownership rights therein, including but not limited to any copyright rights.

13.5           Notice of Trademark Claims.  Dealer shall promptly notify the Company of any suspected unauthorized use of the Trademarks, any challenge to the validity of the Trademarks, any challenge to the Company’s ownership of the Trademarks, any challenge to the Company’s right to use and license others to use the Trademarks, or any challenge to Dealer’s right to use the Trademarks.

13.6           Trademark Defense and Indemnity.  Dealer acknowledges that the Company has the right to direct and control any administrative proceeding or litigation involving the Trademarks, including any settlement thereof.  The Company has the right, but not the obligation, to take action against uses by others that may constitute infringement of the Trademarks.  The Company shall defend Dealer against any third-party claim, suit, or demand arising out of Dealer’s use of the Trademarks.  If the Company determines that Dealer has used the Trademarks in accordance with this Agreement, the cost of such defense, including the cost of any judgment or settlement, shall be borne by the Company.  If the Company determines that Dealer has not used the Trademarks in accordance with this Agreement, the cost of such defense, including the cost of any judgment or settlement, shall be borne by Dealer.  In the event of any claim, dispute or litigation by a third party relating to the Trademarks or Dealer’s use of the Trademarks, Dealer shall execute any and all documents and do such acts as may, in the opinion of the Company, be necessary or useful to assist the Company in such defense or prosecution, including becoming a nominal party to any legal action.  Except to the extent that such claim, dispute, or litigation is the result of Dealer’s use of the Trademarks in a manner inconsistent with the terms and conditions of this Agreement, the Company agrees to reimburse Dealer for its out-of-pocket costs in doing such acts.  Dealer shall execute any documents deemed necessary or useful by the Company to obtain protection for the Trademarks or to maintain their validity and enforceability.  The provisions of this Section 13.6 do not apply to Bodily Injury and Property Damage Losses.

13.7           Discontinuation and Substitution of Trademarks.  The Company reserves the right to discontinue any Trademark and to substitute or add different Trademarks for use in identifying any Products or dealerships that sell or service Products if the Company, in its sole discretion, determines that substitution or addition of different marks as Trademarks will be beneficial.  Dealer shall implement promptly any such substitution or addition of new Trademarks.

14.           Use of Company IP.

14.1           Right to Use Company IP.  Dealer shall use any Company IP only in accordance with the provisions of and for the purposes contemplated by this Agreement and in accordance with any Procedures that the Company may establish at any time for the use of Company IP.

14.2           Indemnity for Infringement Claims.  Except as otherwise provided in Section 10.3 with respect to Authorized Software and Section 13.6 with respect to Trademarks, the Company will, if notified promptly and given sole control of the defense and all related settlement negotiations, indemnify and defend Dealer and End-Users against any claim based on an allegation by a third party that any Product infringes a valid patent or trademark protectable and enforceable in the geographic area where the Product was sold or installed.  In the event of any claim, dispute or litigation by a third party relating to a Product, Dealer shall execute any and all documents and do such acts as may, in the opinion of the Company, be necessary or useful to assist the Company in such defense or prosecution, including becoming a nominal party to any legal action.  The Company shall have no obligation under this provision with respect to any Product that has been the subject of Unauthorized Modifications or for infringement that results from the use of intellectual property other than Company IP in conjunction with Company IP that would otherwise not be infringing.  If any Product becomes, or in the Company’s opinion is likely to become, subject of such a claim of infringement, the Company will, at its expense and at its option, either procure the right for Dealer and Dealer’s End-Users to continue using the infringing Product(s) or replace or modify the Product(s) so that they are no longer infringing.  Upon failure of the foregoing provisions, the Company may, at its option, refund the purchase price for the infringing Product(s) less a reasonable allowance for use.  THIS SECTION STATES THE ENTIRE LIABILITY OF THE COMPANY FOR INFRINGEMENT BY ANY PRODUCT SOLD TO DEALER PURSUANT TO THIS AGREEMENT.  The provisions of this Section do not apply to Bodily Injury and Property Damage Losses.

15.           Advertising Compliance.  Dealer shall ensure that all marketing materials and technical literature used by it, regardless of whether they were supplied by the Company, are current and in compliance with the laws of each geographic area in which Dealer is authorized to sell and service Products.  Dealer shall ensure that its advertising and promotional activities comply with (a) the Procedures, (b) this Agreement, and (c) laws applicable to Dealer.

16.           Warranty.

16.1           The Company’s Limited Warranty.  The Warranty Terms and Conditions applicable to each Product as of the Effective Date, including applicable disclaimers and limitations, are attached as Exhibit F.  The Company reserves the right to amend the Warranty Terms and Conditions at any time, provided that Dealer has been given prior Notice.  For purposes of this Section 16.1, “Notice” shall, in addition to the methods stated in Section 29.2, include mailing by first-class U.S. mail.  The Company shall provide Dealer and Dealer’s End-Users with the full benefit of the written warranty offered by the Company for Products, including the assurance that Products sold to Dealer hereunder shall comply with the Warranty Terms and Conditions in effect at the time such Products are sold to the End-User, provided that no changes to such Products (other than those expressly authorized in writing by the Company) have been made after the time of their delivery to Dealer.  In addition, the Company may offer, for an additional fee determined solely by the Company, extended warranties or protection plans providing additional coverage in accordance with the provisions of the applicable extended warranty or protection plan documents.  Except for the published standard warranty or the optional extended warranty or protection plan, whichever is applicable, in effect from time to time for each Product, the Company makes no warranties to Dealer or End-Users regarding any Product.  The sole remedy of Dealer and End-Users for breach of warranty is set forth in the Warranty Terms and Conditions applicable to each Product.  Under no circumstances shall the Company be liable to Dealer or End-Users for punitive, incidental, or consequential damages or for commercial losses based upon negligence, contract, manufacturer’s strict liability, or other theory or cause, regardless of whether due to circumstances foreseeable by the Company.  THE FOREGOING WARRANTY IS EXPRESSLY MADE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

16.2           Dealer Warranties to End-Users.  Dealer is authorized to extend the Warranty Terms and Conditions to End-Users on behalf of the Company.  Dealer may offer additional warranties, but Dealer may not modify the Warranty Terms and Conditions.  Dealer shall provide the written Warranty Terms and Conditions to each purchaser of a new Product.  The written Warranty Terms and Conditions shall set forth the full, unmodified contents of the Company’s standard Warranty Terms and Conditions (or optional extended warranty or protection plan, if applicable) for such Product.  Any warranties made by Dealer in addition to those contained in the Warranty Terms and Conditions must be expressly set forth separately in writing and must state that they are the sole responsibility of Dealer and shall be satisfied by Dealer at its own cost and expense.

16.3           Dealer Warranty Obligations.  At no cost to End-Users, Dealer shall handle warranty claims covered by the Warranty Terms and Conditions with respect to all Products sold by Dealer upon the request of any End-User installed within a 200-mile radius of Dealer’s facility. Dealer shall promptly send Notice of such claims to the Company, together with:

(a)           The completed and signed Installation Qualification Checklist, if not previously returned to the Company;

(b)           Field sheets showing the results of initial and annual testing of Product performance;

(c)           Documentation regarding periodic maintenance; and

(d)           Photographs of the Product, as installed and of any parts for which warranty service is requested, together with a description identifying the problem or malfunction.

The Company shall evaluate and satisfy valid warranty claims and compensate Dealer for certain costs and expenses incurred in providing warranty services.  The terms and conditions of compensation to Dealer in connection with such warranty services will be contained in the Procedures or as otherwise agreed by Dealer and the Company in writing.

17.           Company Business Changes.

17.1           Modification or Discontinuation of Products and Trademarks.  If for any reason the Company ceases manufacturing or selling a model within any type, class, or category of Products or under or using a particular Trademark, then this Agreement shall immediately cease to be effective with respect to the affected model, type, category, or class of Products.  Thereafter, the term “Products” shall be deemed to refer only to the remaining Company Products, and spare parts and components of such Products; provided that Dealer shall be entitled to continue to sell the remaining discontinued Products that it holds in inventory at the time of such discontinuation, and the Company shall continue to support such discontinued Products under the Warranty Terms and Conditions.  If for any reason the Company ceases to identify any Products with any Trademark, the term “Products” shall be deemed to refer only to the remaining model, type, or class of Products which continue to be identified with the Trademarks.  The Company shall endeavor to provide Dealer with reasonable advance Notice of any of the foregoing events.  For purposes of this provision, 30 days shall be deemed to be reasonable advance Notice.  The Company shall notify Dealer in advance of any implementation of a modification of or improvement to any Product that would, in the Company’s determination, result in a significant change to the Product.  Unless specifically authorized by the Company in this Agreement or otherwise in writing, Dealer shall not incorporate into any Product any non-Product, or perform any Unauthorized Modification of Products.  None of the foregoing events shall affect any warranty, indemnity, or other obligation of the Company with respect to any Product that the Company previously sold to Dealer.

17.2           Disclaimer of Liability for Business Changes.  BY CEASING THE MANUFACTURE OR SALE OF ANY MODEL, TYPE, OR CLASS OF PRODUCTS OR BY CEASING THE USE OF ANY TRADEMARK TO IDENTIFY ANY MODEL, TYPE, OR CLASS OF PRODUCTS, THE COMPANY SHALL NOT BE LIABLE TO DEALER FOR COMPENSATION, REIMBURSEMENT, OR DAMAGES, INCLUDING BUT NOT LIMITED TO CLAIMS OF LOSS OF CLIENTELE, PROSPECTIVE PROFITS, OR ANTICIPATED SALES, OR FOR OTHER TYPES OF CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES.

18.           Bodily Injury and Property Damage.

18.1           Company’s Indemnity Obligations.  During the Term of this Agreement and at all times thereafter, the Company shall defend, indemnify, and hold Dealer harmless from and against any and all Bodily Injury and Property Damage Loss(es) to the extent such Bodily Injury and Property Damage Loss(es) result(s) from the negligent acts or omissions of the Company or from a defect in the manufacture or design of any Product by or on behalf of the Company.

18.2           Dealer’s Indemnity Obligations.  During the Term of this Agreement and at all times thereafter, Dealer shall defend, indemnify, and hold the Company harmless from any and all Bodily Injury and Property Damage Loss(es) to the extent such Bodily Injury and Property Damage Loss(es) result(s) from the negligent acts or omissions of Dealer or Dealer’s subcontractors, agents, employees, partners or their successors and assigns (“Dealer Parties”) or from an Unauthorized Modification of any Product made by any of the Dealer Parties.

18.3           Mutual Disclaimers.  Neither Party shall be liable to the other for Bodily Injury or Property Damage Loss(es) except as specifically provided in Sections 18.1 and 18.2.

18.4           Insurance Obligations.  The Parties and their subcontractors or other agents will each carry general and product liability insurance with aggregate limits (including umbrella coverage) of not less then One Million Dollars ($1,000,000) per occurrence.  Either Party may elect to maintain a self-insured retention (“SIR”) program for general and product liability exposures so long as it maintains direct excess coverage above the SIR in the amount of One Million Dollars ($1,000,000) per occurrence.  The Company may, in its sole discretion, approve lower limits applicable to Dealer from time to time.  Upon request, either Party will furnish the other with proof of such insurance.  Neither Party is required to name the other as an additional insured in its insurance policy.

19.           Position of Dealer; Relationship of Parties.  Dealer is an independent contractor and not an agent, employee, or legal representative of the Company.  Dealer is not authorized to do business in the Company’s name and shall not be entitled to bind the Company in any way whatsoever unless specifically authorized to do so in writing by an authorized officer of the Company.  Dealer shall buy and sell Products in its own name and for its own account.  The Company and Dealer agree and represent that Dealer is not a franchisee of the Company, and that this Agreement and the relationship between the Company and Dealer does not constitute a franchise under any federal or state law or regulation.

20.           Legal Compliance.

20.1           Company’s Compliance Obligations.  The Company shall observe all legal requirements that apply to sale of Products to Dealer and shall arrange for, and bear the cost of, any government or third-party approval or certification of Products necessary for sale of Products.

20.2           Dealer’s Compliance Obligations.  Dealer shall comply with all federal and state laws applicable to the sale and installation of Products and to Dealer’s business generally.  Dealer acknowledges and agrees that any failure to comply with any applicable law on Dealer’s part may impair the goodwill associated with the Trademarks and also will constitute a Default under this Agreement.

20.3           Compliance With Laws.  The rights and obligations of the Parties under this Agreement are subject to all applicable laws, orders, and regulations of governments and governmental agencies having jurisdiction over the Parties.  If any law, order, or regulation shall, in the judgment of either Party, substantially alter the relationship between the Parties, this Agreement, or the advantages derived from the Parties’ relationship, either Party may give Notice to the other Party requesting a modification to this Agreement.  If, within 30 days after such a request has been made, the Parties are unable to agree upon a mutually satisfactory modification of this Agreement, then the adversely affected Party may terminate this Agreement with 15 days’ additional Notice given to the other Party.

21.           Force Majeure.  No Party shall be liable for delay in or failure of performance or nonperformance of its obligations under this Agreement (other than Dealer’s obligation to pay for Products already shipped and the Company’s obligation to pay Dealer any warranty service reimbursement, service fee, or other amount owing to Dealer for services already performed) if such delay or failure results from events or circumstances that are not foreseeable and that are beyond the reasonable control of the Party affected (a “Force Majeure Event”).  A Party affected by a Force Majeure Event shall provide prompt Notice thereof to the other, explaining the nature and expected duration of the Force Majeure Event, and shall act diligently to remedy the interruption or delay that is reasonably capable of being remedied.  Any such delay or failure shall not constitute a Default under this Agreement, and the time for performance shall be extended by a period equivalent to the period of the Force Majeure Event.  During a Force Majeure Event that causes a shortage of any Products, the Company shall fill pending dealer orders for those Products using such reasonable allocation as, in the judgment of the Company, may be necessary or equitable.  The Parties shall work together to determine whether and when deliveries and acceptances of Products which have been suspended can be made up after the resumption of performance.  In the event the Force Majeure Event extends for more than three months, this Agreement may be terminated by the Party not declaring Force Majeure upon Notice thereof to the other Party.

22.           Termination.

22.1           Failure to Cure Default.  If either Party breaches a material obligation under this Agreement (other than as set forth in Section 22.3 below), the other Party may give the breaching Party Notice specifying the nature of the breach and requiring the breach to be remedied within 30 days, or if such breach cannot reasonably be remedied within such 30-day period, such longer period as the non-breaching party determines to be reasonably necessary to remedy such breach (the “Cure Period”).  If the breach is not remedied during the Cure Period, the breaching Party shall be in Default and the non-breaching Party may immediately terminate this Agreement by Notice after the end of the Cure Period, unless the non-breaching Party expressly waives its rights under this Section 22.1 in writing.  If the breach is remedied within the Cure Period but is thereafter repeated within a one-year period, the non-breaching Party may terminate this Agreement effective immediately upon Notice to the breaching Party.

22.2           Immediate Termination.  By Notice to Dealer, the Company may terminate this Agreement effective immediately upon the occurrence of any of the following events:

(a)           the indictment or conviction of any owner or principal manager of Dealer of a criminal offense which, in the opinion of the Company, is likely to materially adversely affect the ownership, management, business, operations, financial condition, goodwill, or prospects of Dealer or the Company; or

(b)           any transfer or assignment by Dealer of this Agreement or any right or obligation of Dealer under this Agreement without the prior written consent of the Company.

22.3           Automatic Termination.  This Agreement shall terminate automatically, without further action by either Party, if Dealer ceases to do business in the ordinary course, ceases to exist, abandons the business operated under this Agreement, or becomes insolvent.

22.4           Termination with Notice.  Either Party may terminate this Agreement at any time, with or without cause, with 90 days prior Notice to the other Party.

22.5           Waiver.  Neither Party shall be deemed to have waived its rights or any Default by the other unless such waiver is specific and in writing.  By accepting orders from Dealer, selling Products to Dealer, or engaging in any other act after expiration or termination of this Agreement, the Company shall not be deemed to have renewed or extended this Agreement for any further period or to have waived expiration or termination of this Agreement.  Failure of either Party at any time to require full performance of any provision of this Agreement, and any waiver by either Party of a breach of any provision of this Agreement shall not constitute a waiver of any subsequent breach or nullify the effectiveness of such provision.

23.           Claims Relating to Termination of Agreement.

23.1           Limitation of Liability.  Dealer agrees that if this Agreement terminates for any reason, or if a new Agreement is not entered into after the Expiration Date of this Agreement, the Company shall not be liable for compensation, reimbursement, or damages, including claims of loss of clientele, prospective profits, or anticipated sales, or for other consequential, incidental, indirect, punitive, or special damages.  THE FOREGOING PROVISION IS A MATERIAL INDUCEMENT FOR THE COMPANY TO ENTER INTO THIS AGREEMENT AND TO GRANT DEALER THE DISTRIBUTION RIGHTS AND INTELLECTUAL PROPERTY RIGHTS GRANTED HEREIN.

23.2           Notice and Waiver of Claims.  If Dealer claims that a termination of this Agreement or failure to enter into a new Agreement upon expiration of the Term of this Agreement is improper, Dealer shall so notify the Company in writing setting forth the basis for Dealer’s claim.  Any Notice of Dealer’s claim must be made within 30 days after receipt of the Notice of termination or other communication from the Company giving rise to Dealer’s claim or 30 days after the Expiration Date, whichever is earlier.  For 30 days after receipt of Notice of Dealer’s claim (the “Reconsideration Period”), the Company shall have the option of rescinding the termination or offering Dealer the opportunity to enter into another Agreement with terms and conditions substantially similar to those contained in this Agreement.  If the Company exercises either option during the Reconsideration Period, Dealer’s claim shall be extinguished.  If Dealer fails to notify the Company of any claim during the required notice of claim period set forth above, then Dealer agrees that it shall have waived its claim.

24.           Termination and Post-Termination Obligations.

24.1           Monetary Obligations; Effect on Pending Orders.  Neither termination nor expiration of this Agreement shall relieve either Party of the obligation to pay amounts accrued or due before the Termination Date.  All sums owed by either Party to the other Party shall become due and payable immediately upon the Termination Date.  Upon termination or expiration of this Agreement, the Company shall have the option of declining to fill any order placed and accepted before the Termination Date.

24.2           Survival of Obligations.  Dealer’s obligations which are intended to survive the termination or expiration of this Agreement, including but not limited to those obligations under Sections 11, 13.3, 13.4,, 13.6, 14.2, 18.2, 18.3, 19, 23, 24, 25, 27, 28, 29.3, and 31.4 and the Company’s obligations under Sections 10.3, 13.6, 14.2, 16.1, 18.1, 18.3, 27, 28, 29.3, and 31.4 shall continue in full force and effect beyond the Termination Date.

24.3           Return of Company Materials.  Within 30 days after the Termination Date, Dealer shall, to the extent requested by the Company, return to the Company the following:  price lists, catalogs, operating and service manuals, advertising literature, display material, demonstration equipment, manuals, instruction books, interior and exterior advertising signs bearing the Company’s Trademarks, and other similar materials supplied by the Company, computer software and all Company IP.  Dealer shall remove all reference to the Company and the Products from Dealer’s website, letterhead, business forms, advertising literature, and place of business.

24.4           Use of Trademarks, Dealer Portal, and Software.  Upon termination of this Agreement for any reason, the license for use of the Trademarks shall immediately terminate and Dealer shall immediately cease any and all use or display of the Trademarks except for the limited purposes of sale of existing inventory under Section 24.6.  Upon termination of this Agreement for any reason, the license for use of the Authorized Software and any Company enterprise software as described in Section 10 shall immediately terminate and Dealer shall immediately cease any and all use of the Authorized Software and any Company enterprise software as described in Section 10.  Dealer acknowledges that on or shortly after the Termination Date, the Company shall de-activate Dealer’s employees’ access to the Dealer Portal, and on or after the Termination Date, the Dealer shall ensure that its employees cease use of the Dealer Portal.

24.5           Transition to New Dealer.  In connection with a termination or non-renewal of this Agreement, the Company may, before or after the Termination Date, negotiate with and/or enter into a dealer agreement with another party and take such actions (such as training) to facilitate the transition of the distribution responsibilities from Dealer to such third party.  If in connection with a termination or non-renewal of this Agreement or the wind-down of Dealer’s business, Dealer is (in the reasonable judgment of the Company) no longer able to fulfill End-User orders or service requirements, the Company shall also have the right to facilitate the transition of End-Users to a new XZERES dealer in order to satisfy the needs of such End-Users; provided however, that without the consent of Dealer, the Company shall not attempt to transition any End-User on whose behalf Dealer has paid a Company-invoiced amount for manufacture and delivery of Products.  On or before the Termination Date, Dealer shall provide the Company with the previous twelve months’ sales and other data relating to the Products needed to effect an orderly continuation of the business.

24.6           Inventory Management After Termination.  In connection with the termination of this Agreement, Dealer may arrange for sale of part or all of the Products it holds in inventory as of the Termination Date to another authorized XZERES dealer, on terms to be agreed between the Dealer and such other dealer, or Dealer may continue for a period of up to six (6) months after the Termination Date to sell such inventory Products to End-Users.  In either case, the Company shall continue to support such Products under the Warranty Terms and Conditions.  The Company shall have no obligation to repurchase from Dealer any Products that Dealer holds in inventory as of or following the Termination Date.

25.           Confidentiality.

25.1           Company Information.  Dealer acknowledges that the Company may provide Dealer with proprietary, confidential information, technical knowledge and/or assistance, and other materials that derive value from not being generally known in the industry (“Company Information”) that are reasonably necessary for the distribution, sale, installation, and service of Products.  Confidential Information includes all information contained in, or accessed through, the Dealer Portal.  Dealer agrees that Company Information remains the property of the Company.  The Company will take reasonable steps to mark as “confidential” or “proprietary” that Company Information which it deems as such but the failure to mark such Company Information shall not cause it to be public information.  Dealer agrees to take commercially reasonable measures, but in any event no less strict than the measures Dealer uses with its own confidential information, to retain Company Information in confidence, maintain the secrecy of all Company Information provided, and ensure that all Company Information is used by Dealer only to sell and service Products in accordance with this Agreement.  Dealer may disclose Company Information only to those of its employees who need it and must take all necessary measures to ensure that those persons do not reveal Company Information to any third parties without the prior written authorization of the Company.

25.2           Dealer Information.  The Company acknowledges that pursuant to this Agreement Dealer may provide the Company with proprietary information regarding Dealer’s sales and sales forecasts (“Dealer Information”).  The Company agrees that Dealer Information remains the property of Dealer.  The Company agrees to take commercially reasonable measures, but in any event no less strict than the measures the Company uses with its own confidential information, to retain Dealer Information in confidence, maintain the secrecy of all Dealer Information provided, and ensure that all Dealer Information is used by the Company only to manufacture and sell Products in accordance with this Agreement.  The Company may disclose Dealer Information only to those of its employees who need it and must take all necessary measures to ensure that those persons do not reveal Dealer Information to any third parties without the prior written authorization of Dealer.

25.3           Return of Confidential Materials.  Upon expiration or termination of this Agreement for any reason, Dealer shall immediately return to the Company all Company Information in any form.  Dealer acknowledges that Company Information is merely loaned to Dealer for use by Dealer pursuant to and during the Term of this Agreement and that title to such Company Information remains with the Company.

25.4           No Decompiling or Reverse Engineering.  Dealer shall not engage in, cause to be engaged in, or permit any decompiling or reverse engineering of the Authorized Software, Products, or any component parts thereof.  “Decompiling” is defined as taking machine or source code for a computer program and converting it to a higher-level programming language so that it can be read by a human.  “Reverse engineering” is defined as attempting through analysis of Products or component parts thereof to determine their functionality and thereby gain the ability to alter or reproduce that functionality.

26.           Assignment.

26.1           No Assignment By Dealer.  Without the Company’s prior written consent, Dealer shall not assign, subcontract, or delegate, in whole or in part, directly or indirectly, this Agreement or any of Dealer’s rights or obligations under this Agreement, including an assignment in connection with a merger or sale of assets of Dealer.

26.2           Management and Ownership Changes.  The success of each dealer within the Company’s network of authorized dealers is critically dependent on the personal business and managerial expertise of each dealer’s shareholders and principal manager(s).  The Company therefore has the right, in its sole business judgment, to select each dealer.  In entering into this Agreement with Dealer, the Company is relying on continuity in the ownership and principal manager(s) of Dealer.  Dealer shall give the Company prior Notice of any material change in its business, management, organization, ownership, control, or capital structure and, in connection with such change, shall continue to comply with all terms of this Agreement, including training requirements as provided in Section 3.7.  Upon request of the Company, Dealer shall provide its management succession plan to the Company for its review and consultation.

27.           Entire Agreement.

27.1           Merger and Integration.  This Agreement, together with the Exhibits, the Procedures and the XZERES Terms and Conditions of Sale (the “Governing Agreements”) constitute the entire agreement between the Parties relating to the subject matter hereof.  This Agreement supersedes all existing agreements or arrangements (except for any written confidentiality agreements to the extent not inconsistent with this Agreement) by and between the Company and Dealer relating to the subject matter hereof, whether written or oral.

27.2           Conflict With Other Documents.  In the event of a conflict between the terms of this Agreement and the terms of any other document concerning the subject matter of this Agreement executed by the Parties or delivered by either Party to the other Party after the Effective Date of this Agreement, the terms of this Agreement shall prevail.  If Dealer submits purchase orders for Products, any provision of any purchase order placed by Dealer which is in addition to or inconsistent with this Agreement or the XZERES Terms and Conditions of Sale shall be null and void unless such provision is expressly accepted and agreed to by the Company in writing.

28.           Dispute Resolution.

28.1           Mutual Benefits of Uniform Interpretation.  The Governing Agreements shall be governed by and interpreted according to the laws (exclusive of the conflicts of laws rules) of the State of Oregon applicable to contracts entered into in Oregon, except to the extent governed by the United States Trademark Act of 1946 (Lanham Act) and other applicable federal law.  As of the Effective Date, the Company has a place of business in the State of Oregon, and Oregon otherwise bears a reasonable relationship to this Agreement, the Parties’ relationship established by the Governing Agreements, and the Parties.  By agreeing to the application of Oregon law, the Parties do not intend to make the Governing Agreements or their relationship subject to any franchise, dealership, distributorship, business opportunity, or similar statute, rule, or regulation of the State of Oregon to which the Governing Agreements or the Parties’ relationship otherwise would not be subject.

28.2           Jurisdiction; Venue.  The exclusive forum for resolution of any claims or disputes arising under the Governing Agreements or under the terms and conditions of sale and purchase of Products shall be the U.S. District Court for the District of Oregon, except that, if the federal court lacks subject matter jurisdiction, the forum shall be the state courts of the State of Oregon.  By execution and delivery of this Agreement, each Party hereby irrevocably waives, to the fullest extent it may effectively do so, any claim that it is not personally subject to such jurisdiction or that the federal and state courts of the State of Oregon are not a convenient forum.

28.3           Limitation on Liability.  DEALER AND THE COMPANY EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, AND TO THE EXTENT NOT ALREADY WAIVED BY SECTIONS 16.1, 17.2, AND 23.1 OF THIS AGREEMENT, ANY RIGHT OR CLAIM FOR ANY SPECIAL, PUNITIVE, CONSEQUENTIAL, OR INDIRECT DAMAGES AGAINST THE OTHER AND AGREE THAT IF THERE IS A DISPUTE, A PARTY SHALL BE LIMITED TO THE RECOVERY OF “ACTUAL DAMAGES” SUSTAINED BY IT.  As used herein, “Actual Damages” means direct and out-of-pocket costs and specifically excludes claims for loss of customers, prospective profits, or anticipated sales, or for other consequential, incidental, or indirect damages.

29.           Notices.

29.1           Form and Dispatch.  All notices required or permitted to be given by one Party to the other pursuant to this Agreement (each a “Notice”) shall be in writing and shall be deemed to be valid and effective when delivered as set forth below by one Party to the other Party at its address set forth in this Agreement or at such other address(es), fax number(s) or e-mail addresses as may be communicated from time to time by one Party to the other by means of a Notice.  Each Party agrees to provide the other Party at all times with current notice information, including address, fax number and a valid e-mail address.

29.2           Delivery.  A Notice shall be deemed to have been delivered: (a) when delivered by hand or courier service, at the time of delivery; (b) when sent by certified mail (return receipt requested) on the fifth day following the date of mailing; (c) when sent by fax, on the date thereof, with confirmation of transmission; or (d) when sent by e-mail, at the time a “Read Receipt” is received.

29.3           Notice of Claims.  Each indemnified Party shall give the indemnifying Party prompt Notice of any claims, demands, or lawsuits which may give rise to losses covered by Sections 10.3, 13.6, 14.2, 18.1, and 18.2 or any claim, demand or lawsuit which may give rise to any other type of liability.  Delivery of such Notice as soon as reasonably possible is a condition to the indemnities provided in these Sections.  The Parties shall cooperate with each other in the defense against such claims, demands or lawsuits.  Failure to give the Notice provided for in this Section, or delay in giving Notice that prejudices the rights or position of the indemnifying Party, shall result in the termination of any rights to indemnification under Sections 10.3, 13.6, 14.2, 18.1, and 18.2.

30.           Amendments.  If the Company determines that a change in its business practice in relation to all dealers is necessary, the Company may amend this Agreement without the consent of Dealer if the same or similar amendment is made to agreements that the Company has with all of its other dealers handling the same or similar range of Products.  The Company will provide 30 days prior Notice to all dealers of any such amendment.  Otherwise, this Agreement may be amended only pursuant to a written instrument executed by an authorized officer of each of the Parties.

31.           Miscellaneous.

31.1           No Waiver.  A waiver of a breach of any provision of this Agreement shall not be deemed to be a waiver of any succeeding breach of the same or any other provision of this Agreement.

31.2           Multiple Originals.  This Agreement may be executed in any number of copies, each of which shall be deemed an original and all of which shall constitute one and the same agreement.

31.3           Facsimile and Electronic Documents.  For any transactions subject to this Agreement, facsimile or PDF signatures shall be accepted as original signatures.  This Agreement or any document created pursuant to this Agreement may be maintained in an electronic document storage and retrieval system, a copy of which shall be considered an original.  Neither Party shall raise any objection to the authenticity of this Agreement, or any document created under this Agreement, based on the use of a facsimile or PDF signature or the use of a copy retrieved from an electronic storage system.  The placement of any orders or the transaction of any business by electronic medium shall be subject to the terms of this Agreement.  Dealer further expressly acknowledges and agrees that invoices, bills of lading, and other documents evidencing transactions under this Agreement may be issued in the name of the Company or any division or Affiliate of the Company and are enforceable according to their terms by the Company or the issuing Affiliate.

31.4           Attorney Fees.  If any judicial claim, suit, action, or proceeding or nonjudicial dispute resolution, claim, or proceeding,  including without limitation mediation, or any other form of nonjudicial dispute resolution, is filed by either Party to enforce the provisions of this Agreement or the terms and conditions of purchase and sale of Products, the prevailing Party shall be entitled to recover reasonable attorneys’ fees (whether prior to or at trial or on any judicial appeal or in the course of any nonjudicial dispute resolution).  For purposes of this Agreement, the term “prevailing party” shall be deemed to include, without limitation, a Party that successfully opposes a petition for review filed with an appellate court.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Dealer Agreement to be duly executed by its authorized representative as of the Effective Date.

XZERES Wind Corp.	[Dealer]

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT A
PRODUCTS

WIND ENERGY SYSTEMS (MADE IN USA)

XZERES 110LV (2.5 kW) 48V Battery-Charging Wind Turbine
Includes wind turbine w/slip rings, 48V battery charge-controller, turbine controller, and diversion load – all with 10-year limited warranty

XZERES 442LV (10 kW) 48V Battery-Charging Wind Turbine
Includes wind turbine w/slip rings, 48V battery charge-controller, turbine controller, and diversion load – all with 10-year limited warranty

XZERES 110HV (2.5 kW) Grid-Connect Wind Turbine
Includes wind turbine w/slip rings, SMA Windy Boy 3000 (2.5 kW) inverter, turbine controller, and diversion load – all with 10-year limited warranty

XZERES 442HV (10 kW) Grid-Connect Wind Turbine
Includes wind turbine w/slip rings, two (2) SMA Windy Boy 6000U (6kW) inverters, turbine controller, and diversion load – all with 10-year limited warranty

TOWERS & TOWER KITS

XZERES 110 TOWERS

4” Tilt-up, Guyed Pipe Tower Kits – 43’

4” Tilt-up, Guyed Pipe Tower Kits – 64’

4” Tilt-up, Guyed Pipe Tower Kits – 85’

4” Tilt-up, Guyed Pipe Tower Kits – 106’

4” Tilt-up, Guyed Pipe Tower Kits – 127’

Standard Anchors for 4” Tower Kit

Hoist Rigging for 4” Tower Kit

Guyed Lattice Tower – 60’
Includes tower, anchor materials, PE stamped normal soil foundation drawings, PE stamped standard tower drawings, tower top adaptor, safety climbing device with slider and harness, EIA Grounding and 5-year warranty

Guyed Lattice Tower – 80’
Includes tower, anchor materials, PE stamped normal soil foundation drawings, PE stamped standard tower drawings, tower top adaptor, safety climbing device with slider and harness, EIA Grounding and 5-year warranty

Guyed Lattice Tower – 100’
Includes tower, anchor materials, PE stamped normal soil foundation drawings, PE stamped standard tower drawings, tower top adaptor, safety climbing device with slider and harness, EIA Grounding and 5-year warranty

Guyed Lattice Tower – 120’
Includes tower, anchor materials, PE stamped normal soil foundation drawings, PE stamped standard tower drawings, tower top adaptor, safety climbing device with slider and harness, EIA Grounding and 5-year warranty

TOWERS & TOWER KITS

XZERES 110 TOWERS (CONTINUED)

Self-Supporting Lattice Tower – 60’
Includes tower, anchor materials, PE stamped normal soil foundation drawings, PE stamped standard tower drawings, tower top adaptor, safety climbing device with slider and harness, EIA Grounding and 5-year warranty

Self-Supporting Lattice Tower – 80’
Includes tower, anchor materials, PE stamped normal soil foundation drawings, PE stamped standard tower drawings, tower top adaptor, safety climbing device with slider and harness, EIA Grounding and 5-year warranty

Self-Supporting Lattice Tower – 100’
Includes tower, anchor materials, PE stamped normal soil foundation drawings, PE stamped standard tower drawings, tower top adaptor, safety climbing device with slider and harness, EIA Grounding and 5-year warranty

Self-Supporting Lattice Tower – 120’
Includes tower, anchor materials, PE stamped normal soil foundation drawings, PE stamped standard tower drawings, tower top adaptor, safety climbing device with slider and harness, EIA Grounding and 5-year warranty

Monopole Self-Supporting Tower – 60’
Includes tower, anchor materials, PE stamped normal soil foundation drawings, PE stamped standard tower drawings, tower top adaptor, safety climbing device with slider and harness, EIA Grounding and 5-year warranty

Monopole Self-Supporting Tower – 80’
Includes tower, anchor materials, PE stamped normal soil foundation drawings, PE stamped standard tower drawings, tower top adaptor, safety climbing device with slider and harness, EIA Grounding and 5-year warranty

Monopole Self-Supporting Tower – 100’
Includes tower, anchor materials, PE stamped normal soil foundation drawings, PE stamped standard tower drawings, tower top adaptor, safety climbing device with slider and harness, EIA Grounding and 5-year warranty

Monopole Self-Supporting Tower – 120’ Call for current pricing
Includes tower, anchor materials, PE stamped normal soil foundation drawings, PE stamped standard tower drawings, tower top adaptor, safety climbing device with slider and harness, EIA Grounding and 5-year warranty

XZERES 442 TOWERS

Self-Supporting Lattice Tower – 60’
Includes tower, anchor materials, PE stamped normal soil foundation drawings, PE stamped standard tower drawings, tower top adaptor, safety climbing device with slider and harness, EIA Grounding and 5-year warranty

Self-Supporting Lattice Tower – 80’
Includes tower, anchor materials, PE stamped normal soil foundation drawings, PE stamped standard tower drawings, tower top adaptor, safety climbing device with slider and harness, EIA Grounding and 5-year warranty

Self-Supporting Lattice Tower – 100’
Includes tower, anchor materials, PE stamped normal soil foundation drawings, PE stamped standard tower drawings, tower top adaptor, safety climbing device with slider and harness, EIA Grounding and 5-year warranty

Self-Supporting Lattice Tower – 120’
Includes tower, anchor materials, PE stamped normal soil foundation drawings, PE stamped standard tower drawings, tower top adaptor, safety climbing device with slider and harness, EIA Grounding and 5-year warranty

Self-Supporting Lattice Tower – 140’
Includes tower, anchor materials, PE stamped normal soil foundation drawings, PE stamped standard tower drawings, tower top adaptor, safety climbing device with slider and harness, EIA Grounding and 5-year warranty

TOWERS & TOWER KITS

XZERES 442 TOWERS (CONTINUED)

Monopole Self-Supporting Tower – 80’
Includes tower, anchor materials, PE stamped normal soil foundation drawings, PE stamped standard tower drawings, tower top adaptor, safety climbing device with slider and harness, EIA Grounding and 5-year warranty

Monopole Self-Supporting Tower – 100’
Includes tower, anchor materials, PE stamped normal soil foundation drawings, PE stamped standard tower drawings, tower top adaptor, safety climbing device with slider and harness, EIA Grounding and 5-year warranty

Monopole Self-Supporting Tower – 120’
Includes tower, anchor materials, PE stamped normal soil foundation drawings, PE stamped standard tower drawings, tower top adaptor, safety climbing device with slider and harness, EIA Grounding and 5-year warranty

Monopole Self-Supporting Tower – 140’
Includes tower, anchor materials, PE stamped normal soil foundation drawings, PE stamped standard tower drawings, tower top adaptor, safety climbing device with slider and harness, EIA Grounding and 5-year warranty

Tower Top Work Platform

PE site-specific stamped foundation & tower drawings

OPTONS & ACCESSORIES

LPS110-HV Lightning Protection System
Provides surge suppressors & 5-year guarantee against lightning damage

LPS110-LV Lightning Protection System
Provides surge suppressors & 5-year guarantee against lightning damage

LPS442-HV or LV Lightning Protection System
Provides surge suppressors & 5-year guarantee against lightning damage

AC Power Winch Kit
1 HP, 115 VAC, 60 Hz input voltage, 160 lbs. transport weight (approx.). Suitable for 4” tilt-up pipe tower with wind turbine.

XZERES 442 Hardware Kit
Spare hardware for XZERES 442 Alternator, yawhead, nose cone, tail boom (inner and outer), tail vane, blades, and LPS

XZERES 110 Hardware Kit
Spare hardware for XZERES 110 Alternator, tower mount, blades, nose cone, tail fin, and tail boom

XZERES 4” Tower Hardware Kit
Spare hardware for the XZERES 4” Tower Kit

XZERES 110 Full Scale Display Demo Wind Turbine
A full scale non-operating Wind Turbine model for display purposes. Includes nose cone, yawhead, tail and portable stand

FACTORY AUTHORIZED SERVICE PARTS

XZERES 110 HV or LV Turbine Blade Set

XZERES 110 HV Alternator Assembly

XZERES 110 LV Alternator Assembly

XZERES 110 HV Controller

XZERES 110 LV-48V Controller

XZERES 110 HV or LV Tail Bearing Set (2 bearings)

XZERES 110 HV or LV Tail Pin

XZERES 442 Turbine Blade Set

XZERES 442 Turbine Complete Fastener Kit (all hardware)

XZERES 442 Alternator Assembly

XZERES 442 Controller

XZERES 442 Tail Bearing Set (2 bearings)

XZERES 442 Tail Pin

EXHIBIT B
DEALER MINIMUM ORDER QUANTITIES

2010 – One (1) System*

2011 – Three (3) Systems*

* “System” means a Turbine, Tower, inverter (for grid-connected Turbines), and associated power electronics.  Turbines, Towers, and other components may only be combined in a System in a manner authorized and approved by the Company; provided that Dealer shall additionally ensure that all System combinations are appropriate for local conditions and comply with all applicable regulatory requirements.  The Company will provide information on Company-approved System combinations through the Dealer Portal.

Dealer shall maintain in stock at all times a minimum of two complete Fastener Kits.**

 ** “Fastener Kit” means an assembly of spare parts, fasteners and commonly used installation and repair items determined by the Company to be necessary for timely installation and repair of Systems, the contents of which are posted on the Dealer Portal.  The Company reserves the right to revise the required content of the Fastener Kit from time to time according to its judgment of business requirements.

EXHIBIT C
INSTALLATION QUALIFICATION CHECKLIST
As of Effective Date

****

Installation Qualification Checklist
System sized appropriately for load and / or customer requested expectations

Satellite view map with tower location shown, attached

Evaluation of wind shear and turbulence intensity effects using available data and based on site visit. completed

Direction and location of any obstructions within 500 feet of any turbine location noted and documented

Valid wind rose for site (diagram indicating prevailing wind speed and direction if available, otherwise note prevailing wind direction) provided

Site Analysis Report completed on-line on Dealer Portal at www.xzeres.com, attached

All building, construction, and electrical permits obtained

Photographs of each of the following, attached:

o	Eight directions (N, NE, E, SE, S, SW, W, NW)

o	Yaw head to tower top flange connection

o	Yaw head to yaw head bearing connection

o	Inner tail boom and adjustment plate assembly to the yaw head connection

o	Alternator to yaw head bolts

o	Blade stud bolts

o	Nose cone attached

o	Slip ring assembly

o	Tail pin assembly

Warranty Information Form completed on-line at www.xzeres.com

Date installation completed: ___________________

DEALER:	CUSTOMER:

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT D
ANNUAL MAINTENANCE CHECKLIST

Please refer to the Owners Manual for the XZERES 110 and the XZERES 442, as modified from time to time by the Company.

EXHIBIT E
CONSULTING AND TRAINING SERVICES
As of Effective Date

Rate schedule for consulting and training services available upon request from the Company or through the Dealer Portal.

Feasibility Studies

Site assessment, wind resource evaluation, permitting, grant writing, incentive applications, power purchase agreements (PPA), interconnection applications, third party ownership contracts, financial analysis

Engineering Services

Tower review for site specific conditions, tower review for above-standard conditions (more wind and/or more ice), tower customization for special applications,  design of custom features (platforms, service cranes, etc),  customized foundations,  consulting on balance of system (e.g. battery chargers), consulting on siting of systems (tower height and location)

Training Services

Level 1 training:  Siting wind turbines; turbine design, testing, and operation and maintenance; towers; safety, lightning protection, and grounding; wind as a resource; payback and investment; small wind incentives

Level 2 training:  Wind energy basics review; tower inspection and safety; tilting and climbing towers; turbine removal; troubleshooting and repair; electrical and mechanical repair; system maintenance; system operation and upgrade

Level 3 training:  Specific training on XZERES system repair

Further information on the content of training services is available through the Dealer Portal.

EXHIBIT F
WARRANTY TERMS AND CONDITIONS
As of Effective Date

XZERES WIND CORP.
LIMITED WARRANTY

Congratulations on your purchase of a wind turbine system from XZERES Wind Corp. (“XZERES” or “the Company”).  You are entitled to the protection offered by our Limited Warranty on the following terms:

WARRANTY PERIOD. The Company warrants its wind turbines, electronics and associated equipment manufactured by XZERES (“XWC Products”) to be free of defects in materials and workmanship under normal use and service for the following periods: ten (10) years for all XWC Products other than electronics, for which we provide a five (5) year limited warranty. Certain electronics components may be covered by and subject to greater warranties provide by the component manufacturer.  For XZERES’ Limited Warranty to apply, all components of the wind turbine system (turbine, tower, electronics, and power electronics, herein referred to as “Systems”) must be purchased from, or approved by, the Company and installed as a complete System. Installation of a portion of a System in combination with a turbine, tower, electronics, or power electronics not sold or approved by the Company shall void this warranty. This Limited Warranty begins on the date of shipment of the XWC Products from the Company’s manufacturing facility. All replacements parts which are furnished under this Limited Warranty and properly installed shall be warranted to the same extent as the original XWC Products under this Limited Warranty if, and only if, the original parts were found to be defective within the original warranty period covering the original XWC Products.  Replacement parts are warranted for the remainder of the original warranty period. This Company Limited Warranty does not cover any System component part not manufactured by XZERES, which component parts are subject to the component manufacturer’s warranty terms and conditions.

WHAT THE WARRANTY COVERS.  Subject to the terms and limitations of this Limited Warranty, the Company will, at its option and upon the Company’s inspection, repair or replace any new XWC Product found to be defective. The Company will pay reasonable ground transportation fare and normal service dealer labor rate for a total of up to seven (7) hours of time for the repairing technician’s travel to and from the XWC Product location to perform warranty service, per each warranty event and prorated according to the distance traveled. YOU, THE PURCHASER, ARE RESPONSIBLE FOR any additional travel and travel-related expenses of the service technician(s), including travel time in excess of the schedule of pro-rated travel reimbursement, and for warranty labor in excess of the hours provided in the Company’s standard schedule of warranty labor, a copy of which is available from the Company upon request.  The Company reserves the right to examine the alleged defective XWC Product to determine whether this Limited Warranty is applicable, and final determination of warranty coverage lies solely with the Company.

WHO CAN PROVIDE WARRANTY SERVICE:  Service and repair of XWC Products are to be performed only by Company- authorized service representatives, including authorized dealers and distributors, with Company-approved parts. Information about Company-authorized service representatives can be obtained through our website: www.xzeres.com or by calling us at (503) 388-7350. Unauthorized service, repair, or modification of the equipment or use of parts not approved by the Company will void this Limited Warranty. The Company reserves the right to change or improve the material and design of the equipment at any time without notice to purchaser and is not obligated to make the same improvements during warranty service to equipment previously manufactured.

WHAT THE WARRANTY DOES NOT COVER.  This Limited Warranty does not cover, and the Company shall not be responsible for the following, or damage caused by the following: (1) used equipment; (2) any equipment that has been altered or modified in ways not approved by the Company in advance in writing; (3) depreciation or damage caused by normal wear and tear, failure to follow operating instructions, misuse, or lack of proper protection during storage, (4) natural disasters, acts of God, landslide, earthquake, lightening, flying debris, wind speeds in excess of 100 miles per hour, or any other force majeure event; (5) damage to equipment caused by any attempt to repair, replace, or service the equipment by persons other than Company authorized service representatives; (6) costs of normal maintenance parts and services; (7) damage sustained during unloading, shipment, or transit from the “Ship To/Destination” location shown on the XZERES Sales Order or during installation; (8) failure to perform the recommended periodic maintenance procedures listed in the Owners Manual accompanying your XWC Products.  The Company assumes no responsibility that the XWC Products or Systems will be fit for any particular purpose for which you may be buying them, including the generation of any specific amount of electrical energy or the ability to meet the specific electric energy requirements of any purchaser.

REQUIRED WARRANTY PROCEDURES. To be eligible for warranty service, you must (1) within thirty (30) days after receipt of your XZERES wind turbine system, complete and electronically submit on line a Warranty Information Form (or have your authorized dealer or licensed installer electronically submit for you) at www.xzeres.com, a sample of which is attached to this Limited Warranty, (2) report the equipment defect to the Company or your authorized dealer within thirty (30) days after failure, (3) request warranty service within the warranty period specified in this Limited Warranty, and (4) make the equipment available to a Company authorized service representative for inspection to determine eligibility for coverage under this warranty. When a warranty part is shipped, the Company will pay for ground freight only – you will be charged the difference between ground freight and any expedited freight requested by you.

DISCLAIMER OF IMPLIED WARRANTIES AND OTHER REMEDIES. EXCEPT AS EXPRESSLY STATED HEREIN (AND TO THE FULLEST EXTENT ALLOWED UNDER APPLICABLE LAW), XZERES HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY AND ALL WARRANTIES, REPRESENTATIONS OR PROMISES AS TO THE QUALITY, PERFORMANCE OR FREEDOM FROM DEFECT OF THE EQUIPMENT COVERED BY THIS WARRANTY. XZERES FURTHER DISCLAIMS ALL IMPLIED INDEMNITIES.

LIMITATION OF LIABILITY. TO THE FULL EXTENT ALLOWED BY APPLICABLE LAW, XZERES SHALL NOT BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES (INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS, LOSS OF GOODWILL, DIMINUTION OF VALUE, WORK STOPPAGE, INTERRUPTION OF BUSINESS, RENTAL OF SUBSTITUTE EQUIPMENT, PURCHASE OR GENERATION OF REPLACEMENT POWER, OR OTHER COMMERCIAL LOSS), WITH RESPECT TO THE COVERED XWC PRODUCTS, OR OTHERWISE IN CONNECTION WITH THIS LIMITED WARRANTY, REGARDLESS OF WHETHER XZERES HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

IT IS UNDERSTOOD AND AGREED THAT XZERES’ LIABILITY, WHETHER IN CONTRACT, IN TORT, UNDER ANY WARRANTY, IN NEGLIGENCE, OR OTHERWISE SHALL NOT EXCEED THE AMOUNT OF THE PURCHASE PRICE PAID BY THE PURCHASER FOR THE XWC PRODUCTS. XZERES’ MAXIMUM LIABILITY SHALL NOT EXCEED, AND PURCHASER’S REMEDY IS LIMITED TO EITHER (I) REPAIR OR REPLACEMENT OF THE DEFECTIVE WORKMANSHIP OR MATERIAL OR, AT XZERES’ OPTION, (II) REFUND OF THE PURCHASE PRICE, AND SUCH REMEDIES SHALL BE PURCHASER’S ENTIRE AND EXCLUSIVE REMEDY.

YOU, THE PURCHASER, UNDERSTAND AND EXPRESSLY AGREE THAT THE FOREGOING LIMITATIONS ON LIABILITY ARE PART OF THE CONSIDERATION IN THE PRICE OF THE XZERES PRODUCTS YOU PURCHASED.

Some jurisdictions do not allow the limitation or exclusion of liability for certain damages, so the above limitations and exclusions may not apply to you. This Limited Warranty gives you specific legal rights, and you may also have other rights which vary from state to state.

XZERES WIND CORP.
9025 SW HILLMAN COURT, SUITE 3126
WILSONVILLE, OR  97070
Ph: (503) 388-7350  Fax: (503) 212-0109
info@xzereswind.com
www.xzeres.com

XZERES WIND CORP.
WARRANTY INFORMATION FORM

IMPORTANT!

YOU MUST REGISTER ON-LINE TO ACTIVATE YOUR WARRANTY

To become eligible for warranty coverage, an information form must be submitted on-line at www.xzeres.com within 30 days after receipt of your XZERES wind turbine system.  Your authorized dealer or licensed installer can assist you.

This is only a sample information form.  The actual form is located at www.xzeres.com.

WARRANTY REGISTRATION

Turbine Model – Check One:	Tower Model:
□ XZERES 110 LV-48V (2.5 kW) 48V Battery- Charging Wind Turbine
□ XZERES 110-HV (2.5 kW) Grid-Connect Wind Turbine	Accessories:
□ XZERES 442-HV (10 kW) 48V Battery Charging Option Wind Turbine
□ XZERES 442-HV (10 kW) Grid-Connect Wind Turbine
Dealer: ___________________________
Installer: __________________________
Installation Date __________________	Installer tele #______________________
Installer e-mail:_____________________

I, (Purchaser) hereby acknowledge:

• That I have received and accepted delivery of the equipment above described.

• That the equipment was checked thoroughly for loose, broken, or missing parts.

• That I have carefully read the Owners Manual, and, specifically, the maintenance requirements and safety instructions.

• That I have been advised of the proper procedures for operating and maintaining this equipment.

•  That I have been instructed on and understand the application, limitations, and capacities this equipment was designed and recommended for, all as described in the Owners Manual and in other written material published by XZERES Wind Corp.

•  That I have read and understand the nature and extent of, and agree with the terms of, the Limited Warranty, INCLUDING THE PROVISIONS LIMITING XZERES’ LIABILITY, and I understand that there were and are no other representations or warranties, either express or implied, made by anyone to me.

• That this Warranty Information Form has been completed by the purchaser and end-user of the above listed equipment.

Name___________________		Email___________________
Address ________________		City ___________________
State/Prov_______________	Zip/PC ____________	Phone (_____)___________
Date____________________

XZERES WIND CORP.
9025 SW HILLMAN COURT, SUITE 3126
WILSONVILLE, OR  97070
Ph: (503) 388-7350  Fax: (503) 212-0109
info@xzeres.com
www.xzeres.com

EXHIBIT G

ADDENDUM